Exhibit 99.1

REALTY INCOME ANNOUNCES RECORD OPERATING RESULTS FOR
SECOND QUARTER AND FIRST SIX MONTHS OF 2015

SAN DIEGO, CALIFORNIA, July 29, 2015...Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced record operating results for the second quarter and first six months ended June 30, 2015.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended June 30, 2015:

•    AFFO per share increased 6.3% to $0.68, compared to the quarter ended June 30, 2014

•    Invested $721.3 million in 100 new properties and properties under development or expansion

•    Raised equity capital net proceeds of $382 million

•    Added to the S&P 500 index

•    Increased the monthly dividend in June for the 81st time and for the 71st consecutive quarter

•    Dividends paid per common share increased 4.0%, compared to the quarter ended June 30, 2014

•    Closed on a new $2.25 billion unsecured credit facility and term loan to replace the previous $1.5 billion unsecured credit facility

CEO Comments

“We continue to experience excellent momentum in our business,” said John P. Case, Realty Income’s Chief Executive Officer.  “During the second quarter, we completed a near-record volume of acquisitions, executed attractively-priced capital markets transactions, and grew our portfolio occupancy from the first quarter.  These activities contributed to record quarterly AFFO per share of $0.68, an increase of 6.3% year-over-year.”

“We completed $721.3 million in acquisitions during the second quarter, achieving our second-highest quarterly volume of property-level acquisitions in the company’s history.  This brings us to $931.2 million in acquisitions completed during the first half of the year.  We largely funded our year-to-date acquisition activities by raising $483.5 million of attractively-priced equity capital early in the year and executing a $250 million term loan at a fixed rate of 2.67% that comes due in 2020 when we have no scheduled unsecured debt maturities.  We also recast and expanded our revolving credit facility this quarter to $2.0 billion, decreasing our all-in drawn borrowing costs by 20 basis points to LIBOR plus 1.05%.  We are well-positioned with approximately $1.6 billion available on the facility to fund our future acquisition activities.  We now estimate completing approximately $1.25 billion in acquisitions in 2015, an increase from our previous estimate of $1 billion.”

“With the backdrop of our positive performance during the first half of the year and the continued scalability of our business, we are raising and tightening our earnings guidance for the year from our previous AFFO per share estimate of $2.66 - $2.71.  We now expect AFFO per share for 2015 of $2.69 - $2.73, representing year-over-year growth of 4.7% - 6.2%.”

Financial Results

Revenue

Revenue for the quarter ended June 30, 2015 increased 11.1% to $253.9 million, as compared to $228.6 million for the same quarter in 2014. Revenue for the six months ended June 30, 2015 increased 11.2% to $500.7 million, as compared to $450.2 million for the same period in 2014.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended June 30, 2015 was $59.3 million, as compared to $51.4 million for the same quarter in 2014. Net income per share for the quarter ended June 30, 2015 was $0.25, as compared to $0.23 for the same quarter in 2014.

Net income available to common stockholders for the six months ended June 30, 2015 was $119.8 million, as compared to $98.6 million for the same period in 2014. Net income per share for the six months ended June 30, 2015 was $0.52, as compared to $0.46 for the same period in 2014.

The calculation to determine net income for a real estate company includes impairments and/or gains on property sales. Impairments and/or gains on property sales vary from quarter to quarter. This variance can significantly impact net income and period to period comparisons.

Funds From Operations (FFO) Available to Common Stockholders

FFO for the quarter ended June 30, 2015 increased 12.0% to $159.5 million, as compared to $142.4 million for the same quarter in 2014. FFO per share for the quarter ended June 30, 2015 increased 7.8% to $0.69, as compared to $0.64 for the same quarter in 2014.

FFO for the six months ended June 30, 2015 increased 12.8% to $312.4 million, as compared to $276.9 million for the same period in 2014. FFO per share for the six months ended June 30, 2015 increased 5.4% to $1.36, as compared to $1.29 for the same period in 2014.

Adjusted Funds From Operations (AFFO) Available to Common Stockholders

AFFO for the quarter ended June 30, 2015 increased 12.7% to $159.1 million, as compared to $141.2 million for the same quarter in 2014. AFFO per share for the quarter ended June 30, 2015 increased 6.3% to $0.68, as compared to $0.64 for the same quarter in 2014.

AFFO for the six months ended June 30, 2015 increased 13.7% to $311.2 million, as compared to $273.8 million for the same period in 2014. AFFO per share for the six months ended June 30, 2015 increased 6.3% to $1.36, as compared to $1.28 for the same period in 2014.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate, reduced by gains on sales of investment properties and extraordinary items. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. See the reconciliations of net income available to common stockholders to FFO and AFFO on page six.

Dividend Information

In June 2015, Realty Income announced the 71st consecutive quarterly dividend increase, which is the 81st increase in the amount of the dividend since the company’s listing on the New York Stock Exchange in 1994. The annualized dividend amount as of June 30, 2015 was $2.28 per share. The amount of monthly dividends paid per share increased 4.0% to $0.569 in the second quarter of 2015 compared to $0.547 for the same period in 2014. Realty Income has a dividend reinvestment and stock purchase program that can be accessed at www.realtyincome.com. The program is administered by Wells Fargo Shareowner Services.

Real Estate Portfolio Update

As of June 30, 2015, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,452 properties located in 49 states and Puerto Rico, leased to 235 commercial tenants doing business in 47 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of approximately 10.3 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provide dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2015, portfolio occupancy was 98.2% with 81 properties available for lease out of a total of 4,452 properties in the portfolio, as compared to 98.3%, with 74 properties available for lease as of June 30, 2014. Economic occupancy, or occupancy as measured by rental revenue, was 99.2% as of June 30, 2015, as compared to 99.1% as of June 30, 2014.

Since March 31, 2015, when the company reported 86 properties available for lease, the company had 80 lease expirations, re-leased 81 properties and sold four vacant properties.  Of the 81 properties re-leased during the second quarter of 2015, 73 properties were re-leased to existing tenants, one was re-leased to a new tenant without vacancy, and seven were re-leased to new tenants after a period of vacancy.  The annual new rent on these re-leases was $12.8 million, as compared to the previous annual rent of $12.1 million on the same properties, representing a rent recapture rate of 105.7%.

Rent Increases

During the quarter ended June 30, 2015, same store rents on 3,681 properties under lease increased 1.5% to $200.2 million, as compared to $197.2 million for the same quarter in 2014. For the six months ended June 30, 2015, same store rents on 3,681 properties under lease increased 1.4% to $400.4 million, as compared to $394.9 million for the same period in 2014.

Investments in Real Estate

During the quarter ended June 30, 2015, Realty Income invested $721.3 million in 100 new properties and properties under development or expansion, located in 33 states. These properties are 100% leased with a weighted average lease term of approximately 18.2 years and an initial average lease yield of 6.3%. The tenants occupying the new properties operate in 13 industries, and the property types consist of 97.8% retail and 2.2% industrial, based on rental revenue. Approximately 49% of the rental revenue generated from acquisitions during the second quarter of 2015 is from investment grade-rated tenants.

During the six months ended June 30, 2015, Realty Income invested approximately $931.2 million in 166 new properties and properties under development or expansion, located in 35 states. These properties are 100% leased with a weighted average lease term of approximately 17.5 years and an initial average lease yield of 6.4%.  The tenants occupying the new properties operate in 16 industries, and the property types consist of 92.1% retail and 7.9% industrial, based on rental revenue.  Approximately 52% of the rental revenue generated from the year-to-date 2015 acquisitions is from investment grade-rated tenants.

Property Dispositions

During the quarter ended June 30, 2015, Realty Income sold five properties for $8.2 million, with a gain on sales of $3.7 million, as compared to six properties sold for $7.0 million, with a gain on sales of $2.0 million, during the same quarter in 2014. During the six months ended June 30, 2015, Realty Income sold 14 properties for $30.5 million, with a gain on sales of $10.9 million, as compared to 17 properties sold for $19.7 million, with a gain on sales of $5.8 million, during the same period in 2014.

Liquidity and Capital Markets

New Credit Facility

In June 2015, Realty Income closed on a $2.25 billion unsecured credit facility. This new credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan.  As of June 30, 2015, $1.57 billion was available on the revolving credit facility.

Issued 5.5 Million Shares in Common Stock Offering

In April 2015, Realty Income issued 5.5 million common shares.  Net proceeds of $276.4 million were used to repay a portion of borrowings under the company’s revolving credit facility.

Direct Stock Purchase and Dividend Reinvestment Plan Activities

During the quarter ended June 30, 2015, Realty Income issued 2,312,304 common shares via its Direct Stock Purchase Plan, generating net proceeds of $105.5 million.  During the six months ended June 30, 2015, Realty Income issued 4,335,580 common shares via its Direct Stock Purchase Plan, generating net proceeds of $207.1 million.

2015 Earnings Guidance

FFO per share for 2015 should range from $2.72 to $2.77 per share, an increase of 5.4% to 7.4% over 2014 FFO per share of $2.58. FFO per share for 2015 is based on a net income per share range of $1.01 to $1.06, plus estimated real estate depreciation of $1.80 per share, and reduced by potential estimated gains on sales of investment properties of $0.09 per share (in accordance with NAREIT’s definition of FFO).

AFFO per share for 2015 should range from $2.69 to $2.73 per share, an increase of 4.7% to 6.2% over the 2014 AFFO per share of $2.57. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of the company’s ongoing operating performance.

Additional earnings guidance detail can be found in the company’s supplemental materials available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

Conference Call Information

In conjunction with Realty Income’s quarterly results, the company will host a conference call on July 30, 2015 at 11:30 a.m. PDT to discuss the operating results. To access the conference, dial (888) 504-7963. When prompted, provide the access code: 3578577.

Shareholders may also access a telephone replay of the conference call by calling (888) 203-1112 and entering the access code: 3578577. The telephone replay will be available through August 13, 2015. A live webcast will be available in listen-only mode by clicking on the webcast link at www.realtyincome.com. A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through August 13, 2015. No access code is required for this replay.

Supplemental Materials and Website

Supplemental materials on the second quarter and year-to-date 2015 operating results are available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT and its monthly dividends are supported by the cash flow from over 4,400 real estate properties owned under long-term lease agreements with regional and national commercial tenants.  To date, the company has declared 541 consecutive common stock monthly dividends throughout its 46-year operating history and increased the dividend 81 times since Realty Income’s public listing in 1994 (NYSE: O). The company is an active buyer of net-leased commercial properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

AVP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/15	Ended 6/30/14	Ended 6/30/15	Ended 6/30/14
REVENUE
Rental	$241,431	$221,868	$476,554	$435,989
Tenant reimbursements	11,607	6,169	21,570	12,597
Other	822	609	2,604	1,632

Total revenue	253,860	228,646	500,728	450,218

EXPENSES
Depreciation and amortization	101,101	92,894	199,138	182,864
Interest	58,680	52,712	117,148	104,432
General and administrative	12,609	11,587	25,471	24,473
Property (including reimbursable)	14,937	10,127	28,914	20,704
Income taxes	628	570	1,702	1,661
Provisions for impairment	3,230	499	5,317	2,182

Total expenses	191,185	168,389	377,690	336,316

Gain on sales of real estate	3,675	1,964	10,893	3,236
Income from continuing operations	66,350	62,221	133,931	117,138
Income from discontinued operations	-	20	-	3,097

Net income	66,350	62,241	133,931	120,235

Net income attributable to noncontrolling interests	(263)	(339)	(581)	(671)

Net income attributable to the Company	66,087	61,902	133,350	119,564
Preferred stock dividends	(6,770)	(10,482)	(13,540)	(20,965)

Net income available to common stockholders	$59,317	$51,420	$119,810	$98,599

Funds from operations (FFO) available to common stockholders	$159,470	$142,409	$312,370	$276,910
Adjusted funds from operations (AFFO) available to common stockholders	$159,060	$141,178	$311,184	$273,822

Per share information for common stockholders:
Income from continuing operations:
Basic	$0.26	$0.23	$0.52	$0.45
Diluted	$0.25	$0.23	$0.52	$0.45

Net income:
Basic	$0.26	$0.23	$0.52	$0.46
Diluted	$0.25	$0.23	$0.52	$0.46

FFO, basic and diluted	$0.69	$0.64	$1.36	$1.29

AFFO, basic and diluted	$0.68	$0.64	$1.36	$1.28

Cash dividends paid per common share	$0.569	$0.547	$1.130	$1.094

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on sales of investment properties and extraordinary items.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/15	Ended 6/30/14	Ended 6/30/15	Ended 6/30/14

Net income available to common stockholders	$59,317	$51,420	$119,810	$98,599
Depreciation and amortization	101,101	92,894	199,138	182,864
Depreciation of furniture, fixtures and equipment	(240)	(104)	(425)	(196)
Provisions for impairment on investment properties	3,230	499	5,317	2,182
Gain on sale of investment properties:
Continuing operations	(3,675)	(1,964)	(10,893)	(3,236)
Discontinued operations	-	-	-	(2,607)
FFO adjustments allocable to noncontrolling interests	(263)	(336)	(577)	(696)

FFO available to common stockholders	$159,470	$142,409	$312,370	$276,910

FFO per common share, basic and diluted	$0.69	$0.64	$1.36	$1.29
Distributions paid to common stockholders	$131,595	$121,229	$258,277	$234,643
FFO in excess of distributions paid to common stockholders	$27,875	$21,180	$54,093	$42,267

Weighted average number of common shares used for FFO:
Basic	232,403,586	220,979,955	228,932,782	214,039,692
Diluted	232,886,185	221,043,619	229,061,762	214,089,629

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/15	Ended 6/30/14	Ended 6/30/15	Ended 6/30/14

Net income available to common stockholders	$59,317	$51,420	$119,810	$98,599
Cumulative adjustments to calculate FFO (1)	100,153	90,989	192,560	178,311
FFO available to common stockholders	159,470	142,409	312,370	276,910
Amortization of share-based compensation	2,811	2,752	5,362	5,449
Amortization of deferred financing costs (2)	1,281	1,165	2,575	2,241
Amortization of net mortgage premiums	(1,745)	(2,414)	(3,629)	(4,775)
Gain on early extinguishment of mortgage debt	(117)	(595)	(195)	(619)
Loss on interest rate swaps	899	984	1,958	1,042
Capitalized leasing costs and commissions	(149)	(275)	(461)	(467)
Capitalized building improvements	(977)	(1,090)	(2,009)	(2,267)
Straight-line rent	(4,444)	(3,977)	(8,635)	(7,913)
Amortization of above and below-market leases	1,954	2,213	3,696	4,207
Other adjustments (3)	77	6	152	14
AFFO available to common stockholders	$159,060	$141,178	$311,184	$273,822

AFFO per common share, basic and diluted	$0.68	$0.64	$1.36	$1.28
Distributions paid to common stockholders	$131,595	$121,229	$258,277	$234,643
AFFO in excess of distributions paid to common stockholders	$27,465	$19,949	$52,907	$39,179

Weighted average number of common shares used for AFFO:
Basic	232,403,586	220,979,955	228,932,782	214,039,692
Diluted	232,886,185	221,043,619	229,061,762	214,089,629

(1)          See FFO calculation above for reconciling items.

(2)          Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and upon issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)          Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended June 30,	2015	2014	2013	2012	2011

Net income available to common stockholders	$59,317	$51,420	$45,957	$32,950	$33,185
Depreciation and amortization	100,861	92,790	74,471	35,571	29,000
Provisions for impairment on investment properties	3,230	499	2,496	-	10
Gain on sales of investment properties	(3,675)	(1,964)	(5,744)	(3,354)	(1,251)
Merger-related costs	-	-	605	-	-
FFO adjustments allocable to noncontrolling interests	(263)	(336)	(220)	-	-

FFO	$159,470	$142,409	$117,565	$65,167	$60,944

FFO per diluted share	$0.69	$0.64	$0.60	$0.49	$0.48

AFFO	$159,060	$141,178	$115,584	$66,499	$62,370

AFFO per diluted share	$0.68	$0.64	$0.59	$0.50	$0.49

Cash dividends paid per share	$0.569	$0.547	$0.544	$0.437	$0.434
Weighted average diluted shares outstanding	232,886,185	221,043,619	195,759,091	132,828,540	126,202,047

For the six months ended June 30,	2015	2014	2013	2012	2011

Net income available to common stockholders	$119,810	$98,599	$108,692	$59,022	$63,120
Depreciation and amortization	198,713	182,668	141,673	70,806	55,791
Provisions for impairment on investment properties	5,317	2,182	2,952	-	210
Gain on sales of investment properties	(10,893)	(5,843)	(44,304)	(3,965)	(1,379)
Merger-related costs	-	-	12,635	-	-
FFO adjustments allocable to noncontrolling interests	(577)	(696)	(395)	-	-

FFO	$312,370	$276,910	$221,253	$125,863	$117,742

FFO per diluted share	$1.36	$1.29	$1.20	$0.95	$0.96

AFFO	$311,184	$273,822	$219,547	$132,793	$120,610

AFFO per diluted share	$1.36	$1.28	$1.19	$1.00	$0.98

Cash dividends paid per share	$1.130	$1.094	$1.057	$0.874	$0.866
Weighted average diluted shares outstanding	229,061,762	214,089,629	183,873,647	132,785,213	122,691,418

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2015 and December 31, 2014

(dollars in thousands, except per share data)

	2015	2014
ASSETS	(unaudited)
Real estate, at cost:
Land	$3,222,805	$3,046,372
Buildings and improvements	8,792,676	8,107,199
Total real estate, at cost	12,015,481	11,153,571
Less accumulated depreciation and amortization	(1,534,780)	(1,386,871)
Net real estate held for investment	10,480,701	9,766,700
Real estate held for sale, net	8,965	14,840
Net real estate	10,489,666	9,781,540
Cash and cash equivalents	18,741	3,852
Accounts receivable, net	70,318	64,386
Acquired lease intangible assets, net	1,051,713	1,039,724
Goodwill	15,386	15,470
Other assets, net	82,490	107,650
Total assets	$11,728,314	$11,012,622

LIABILITIES AND EQUITY
Distributions payable	$47,089	$43,675
Accounts payable and accrued expenses	112,824	123,287
Acquired lease intangible liabilities, net	237,946	220,469
Other liabilities	40,458	53,145
Lines of credit payable	430,000	223,000
Term loans	320,000	70,000
Mortgages payable, net	769,461	852,575
Notes payable, net	3,786,063	3,785,372
Total liabilities	5,743,841	5,371,523

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, 16,350,000 shares issued and outstanding as of June 30, 2015 and December 31, 2014	395,378	395,378
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 234,857,578 shares issued and outstanding as of June 30, 2015 and 224,881,192 shares issued and outstanding as of December 31, 2014	6,953,679	6,464,987
Distributions in excess of net income	(1,388,854)	(1,246,964)
Total stockholders’ equity	5,960,203	5,613,401
Noncontrolling interests	24,270	27,698
Total equity	5,984,473	5,641,099
Total liabilities and equity	$11,728,314	$11,012,622

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
Q2 YTD 2015	5.1%	(4.6%)	3.9%	(5.4%)	2.4%	0.0%	2.1%	1.2%	1.2%	5.3%

Compound Average Annual Total Return (5)		16.4%		10.8%		10.0%		9.5%		9.5%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)       FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)       Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)       Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)       Price only index, does not include dividends.  Source:  Factset.

(5)       All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through June 30, 2015, and (except for NASDAQ) assuming reinvestment of dividends. Past Performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.